CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Post-Effective Amendment No. 6 to the Registration Statement No. 333-24009 on Form S-3 of our report dated February 10, 1998 appearing on page F-1 of The Equitable Life Assurance Society of the United States' Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the incorporation by reference of our report on the Consolidated Financial Statement Schedules dated February 10, 1998 which appears on page F-54 of such Annual Report on Form 10-K. We also consent to the references to us under the heading "Independent Accountants" in this Prospectus.


/s/PricewaterhouseCoopers LLP
-----------------------------
PricewaterhouseCoopers LLP
New York, New York
September 29, 1998